Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

PRINCETON ACQUISITIONS, INC.,

HUNTER BATES MINING CORPORATION

and

THE SHAREHOLDERS OF HUNTER BATES MINING CORPORATION
NAMED HEREIN

Dated as of September 11, 2009

TABLE OF CONTENTS

ARTICLE I EXCHANGE OF SHARES		1

1.1.	Exchange by the Shareholders	1
1.2.	Closing	2

ARTICLE II REPRESENTATIONS AND WARRANTIES OF HUNTER BATES		2

2.1.	Organization, Standing and Power	2
2.2.	Hunter Bates Subsidiaries; Equity Interests	2
2.3.	Capital Structure	3
2.4.	Authority; Execution and Delivery; Enforceability	3
2.5.	No Conflicts; Consents	3
2.6.	Taxes	4
2.7.	Benefit Plans.	4
2.8.	Litigation	4
2.9.	Compliance with Applicable Laws	4
2.10.	Brokers; Schedule of Fees and Expenses	4
2.11.	Contracts	5
2.12.	Title to Properties	5
2.13.	Intellectual Property	5
2.14.	Labor Matters	5
2.15.	Financial Statements	5
2.16.	Transactions with Affiliates and Employees	5
2.17.	Application of Takeover Protections	6
2.18.	No Additional Agreements	6
2.19.	Investment Company	6
2.20.	Disclosure	6
2.21.	Information Supplied	6
2.22.	Absence of Certain Changes or Events	6
2.23.	Foreign Corrupt Practices	7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PRINCETON ACQUISITIONS		7

3.1.	Organization, Standing and Power	7
3.2.	Subsidiaries; Equity Interests	8
3.3.	Capital Structure	8
3.4.	Authority; Execution and Delivery; Enforceability	8
3.5.	No Conflicts; Consents	9
3.6.	SEC Documents; Undisclosed Liabilities	9
3.7.	Information Supplied	10
3.8.	Absence of Certain Changes or Events	10
3.9.	Taxes	11
3.10.	Absence of Changes in Benefit Plans	12
3.11.	ERISA Compliance; Excess Parachute Payments	12
3.12.	Litigation	12
3.13.	Real Property	12
3.14.	Environmental Matters	12
3.15.	Compliance with Applicable Laws	12
3.16.	Business Activities	13

3.17.	Contracts	13
3.18.	Title to Properties	13
3.19.	Intellectual Property	13
3.20.	Labor Matters	13
3.21.	Market Makers	13
3.22.	Transactions With Affiliates and Employees	13
3.23.	Internal Accounting Controls	14
3.24.	Application of Takeover Protections	14
3.25.	No Additional Agreements	14
3.26.	Investment Company	14
3.27.	Disclosure	14
3.28.	Certain Registration Matters	14
3.29.	Listing and Maintenance Requirements	14
3.30.	No Undisclosed Events, Liabilities, Developments or Circumstances	15
3.31.	Foreign Corrupt Practices	15

ARTICLE IV DELIVERIES		15

4.1.	Deliveries of the Shareholders	15
4.2.	Deliveries of Princeton Acquisitions	15
4.3.	Deliveries of Hunter Bates	16

ARTICLE V CONDITIONS TO CLOSING		17

5.1.	Shareholders and Hunter Bates Conditions Precedent	17
5.2.	Princeton Acquisitions Conditions Precedent	18

ARTICLE VI COVENANTS AND OTHER AGREEMENTS		19

6.1.	Preparation of the 14f-1 Notice; Blue Sky Laws	19
6.2.	Public Announcements	20
6.3.	Fees and Expenses	20
6.4.	Continued Efforts	20
6.5.	Exclusivity	20
6.6.	Filing of 8-K and Press Release	20
6.7.	Preservation of Business	20
6.8.	Due Diligence; Access to Information; Confidentiality	21
6.9.	Covenant of Further Assurance	22
6.10.	Financing	22
6.11.	Deposit	22

ARTICLE VII TERMINATION		22

7.1.	Termination	22

ARTICLE VIII EXCHANGE OF SHARES		23

8.1.	Exchange of Shares	23
8.2.	Non-Registration; Legend	23

ii

ARTICLE IX MISCELLANEOUS		24

9.1.	Notices	24
9.2.	Amendments; Waivers; No Additional Consideration	25
9.3.	Replacement of Securities	25
9.4.	Remedies	25
9.5.	Limitation of Liability	25
9.6.	Interpretation	25
9.7.	Severability	25
9.8.	Counterparts; Facsimile Execution	25
9.9.	Entire Agreement; Third Party Beneficiaries	26
9.10.	Governing Law	26
9.11.	Assignment	26

Annex A        Hunter Bates Shareholders

iii

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”), dated as of September 11, 2009 is by and among Princeton Acquisitions, Inc., a Colorado corporation (“Princeton Acquisitions”), Hunter Bates Mining Corporation (“Hunter Bates”), and the shareholders of Hunter Bates identified on Annex A hereto (the “Shareholder(s)”).  Each of the parties to this Agreement is individually referred to herein as a “Party” and are collectively, the “Parties.”

BACKGROUND

As of the date hereof, 100% of the capital stock of Hunter Bates issued and outstanding (the “Hunter Bates Stock”) is owned and held by Wits Basin Precious Minerals Inc., a Minnesota corporation (“Wits Basin”).  Prior to the Effective Time (as defined herein), Hunter Bates contemplates completing a private placement offering of up to 3,000,000 shares of its common stock and 3,000,000 warrants to purchase shares of its common stock, after which (assuming a maximum offering) Hunter Bates anticipates having approximately 21,500,000 shares of capital stock issued and outstanding and held by the shareholders of Hunter Bates (actual shares held as of Effective Time being referred to herein as the “Shareholders Stock”) and an additional 4,500,000 shares issuable upon exercise of outstanding warrants.  The Shareholders have agreed to transfer each share of Shareholders Stock (and each right to acquire a share of Shareholders Stock) to Princeton Acquisitions in exchange for one newly issued share of common stock of Princeton Acquisitions (the “Princeton Acquisitions Stock”) (and right to acquire a share of Princeton Acquisitions Stock, as applicable), and as a result the shareholders of Hunter Bates immediately prior to the Effective Time will hold approximately 99% of the issued and outstanding capital stock of Princeton Acquisitions on a fully-diluted basis as of and immediately after the Effective Time (assuming a maximum offering).  The number of shares of Princeton Acquisitions Stock to be received by the Shareholders are listed on Annex A and are referred to herein as the “Shares.”  The transaction shall be referred to as the “Share Exchange.”

The exchange of the Shareholders Stock for Princeton Acquisitions Stock is intended to constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, or such other tax free reorganization exemptions that may be available under such code.

The Board of Directors of Princeton Acquisitions and Hunter Bates have each determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

1.1.         Exchange by the Shareholders.  At the Effective Time, and subject to the terms and conditions herein, the Shareholders shall sell, transfer, convey, assign and deliver to Princeton Acquisitions the Shareholders Stock, free and clear of all Liens, in exchange for fully paid and nonassessable shares of Princeton Acquisitions Stock on a one-for-one basis (collectively, the Princeton Acquisitions Stock issued hereunder shall be referred to herein as the “Shares”).  Further, at the Effective Time, all securities convertible into or exchangeable for shares of Hunter Bates Stock (including without limitation warrants to purchase shares of Hunter Bates Stock) outstanding immediately prior to the Effective Time (the “Hunter Bates Derivative Securities”) shall automatically convert into and be exchanged for securities convertible into or exchangeable for that number of shares of Princeton Acquisitions Stock.

1.2.         Closing.  The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Maslon Edelman Borman & Brand, LLP in Minneapolis, Minnesota, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).  To the extent required under applicable law, on the Closing Date, or as soon thereafter as reasonably practicable, the Parties will cause a Statement of Share Exchange to be filed with the Colorado Secretary of State and an Articles of Exchange to be filed with the Minnesota Secretary of State, and the Share Exchange shall be effective at such time necessary filings are made, or such later time the parties agree as specified in such filings (the “Effective Time” or “Effective Date”).

ARTICLE II
Representations and Warranties of Hunter Bates

Subject to the exceptions set forth in the disclosure letter delivered from Hunter Bates to Princeton Acquisitions on the date hereof (the “Hunter Bates Disclosure Letter”) (regardless of whether or not the Hunter Bates Disclosure Letter is referenced below with respect to any particular representation or warranty), Hunter Bates represents and warrants as follows to Princeton Acquisitions.

2.1.         Organization, Standing and Power.  Hunter Bates is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Hunter Bates, a material adverse effect on the ability of Hunter Bates to perform its obligations under this Agreement or on the ability of Hunter Bates to consummate the Transactions (a “Hunter Bates Material Adverse Effect”).  Hunter Bates is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Hunter Bates Material Adverse Effect.  Hunter Bates has delivered to Princeton Acquisitions true and complete copies of its articles of incorporation and bylaws (collectively, the “Hunter Bates Constituent Instruments”), in each case as amended through the date of this Agreement.

2.2.         Hunter Bates Subsidiaries; Equity Interests.  Hunter Bates does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person or entity.  Hunter Bates is in the process of obtaining from Wits Basin 100% of the equity interest of Gregory Gold Producers, Inc., a Colorado corporation.

2.3.         Capital Structure.  The authorized capital stock of Hunter Bates as of the date hereof consists of 100,000,000 shares, par value US$.01 per share, of which 18,500,000 shares of common stock are issued and outstanding.  Additionally, there are outstanding warrants to purchase an aggregate of 1,500,000 shares of Hunter Bates’ common stock at an exercise price of $0.01 per share.  Prior to the Effective Time, Hunter Bates anticipates completing a private placement offering (the “Initial Financing”), whereby, in the event of a maximum offering, Hunter Bates would have 26,000,000 shares of common stock issued and outstanding, on a fully diluted basis.  Except for the Initial Financing or as otherwise set forth herein, no shares of capital stock or other voting securities of Hunter Bates are issued, reserved for issuance or outstanding as of the date of this Agreement.  All outstanding shares of the capital stock of Hunter Bates are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the State of Minnesota, the Hunter Bates Constituent Instruments or any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (each, a “Contract”) to which Hunter Bates is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of Hunter Bates or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Hunter Bates capital stock may vote.  Except with respect to the Initial Financing or as set forth in the Hunter Bates Disclosure Letter, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Hunter Bates is a party or is bound (a) obligating Hunter Bates to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Hunter Bates, (b) obligating Hunter Bates to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Hunter Bates.  As of the date of this Agreement, there are not any outstanding contractual obligations of Hunter Bates to repurchase, redeem or otherwise acquire any shares of capital stock of Hunter Bates.

2.4.         Authority; Execution and Delivery; Enforceability.  Hunter Bates has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by Hunter Bates of this Agreement and the consummation by Hunter Bates of the Transactions have been duly authorized and approved by the Board of Directors and shareholders of Hunter Bates and no other corporate proceedings on the part of Hunter Bates are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against Hunter Bates in accordance with its terms.

2.5.         No Conflicts; Consents.

(a)           Except as noted in the Hunter Bates Disclosure Letter, the execution and delivery by Hunter Bates of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Hunter Bates under, any provision of (i) the Hunter Bates Constituent Instruments, (ii) subject to the Hunter Bates Consents (as defined in Section 5.1(n) hereof), any Contract to which Hunter Bates is a party or by which its properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 2.5(b), any material judgment, order or decree or material Law applicable to Hunter Bates or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Hunter Bates Material Adverse Effect.

(b)           Except with respect to the filings set forth in Section 1.2 (if applicable), and for required filings with the Securities and Exchange Commission (the “SEC”) and under applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (each, a “Consent”) of, or registration, declaration or filing with, or permit from, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a “Governmental Entity”) is required to be obtained or made by or with respect to Hunter Bates in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

2.6.         Taxes.  As of the date of this Agreement, Hunter Bates does not file federal, state or local tax returns as a stand alone entity, rather, all federal, state, local, declarations, statements, reports, schedules, forms and information returns taxes (collectively, the “Tax Returns”) required to be filed by it are filed by Wits Basin under the consolidated corporation tax return process.  Wits Basin has not yet filed its 2008 U.S. Consolidated Corporation Income Tax Return.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Hunter Bates know of no basis for any such claim.

2.7.         Benefit Plans.Hunter Bates does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Hunter Bates (collectively, “Hunter Bates Benefit Plans”).  As of the date of this Agreement there are not any severance or termination agreements or arrangements between Hunter Bates and any current or former employee, officer or director of Hunter Bates, nor does Hunter Bates have any general severance plan or policy.

2.8.         Litigation.  There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (each, an “Action”) against or affecting Hunter Bates or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Hunter Bates Material Adverse Effect.  Neither Hunter Bates, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

2.9.         Compliance with Applicable Laws.  To the knowledge of Hunter Bates, Hunter Bates is in compliance with all applicable statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”), including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Hunter Bates Material Adverse Effect.  Hunter Bates has not received any written communication during the past two years from a Governmental Entity that alleges that Hunter Bates is not in compliance in any material respect with any applicable Law.  This Section 2.9 does not relate to matters with respect to Taxes, which are the subject of Section 2.6.

2.10.       Brokers; Schedule of Fees and Expenses.  Except as noted in the Hunter Bates Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Hunter Bates.

2.11.       Contracts.  Except as disclosed in the Hunter Bates Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Hunter Bates.  Hunter Bates is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Hunter Bates Material Adverse Effect.

2.12.       Title to Properties.  Except as set forth in the Hunter Bates Disclosure Letter, Hunter Bates does not own any real property, and to the best of its knowledge, Hunter Bates has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  Except as noted in the Hunter Bates Disclosure Letter, all such assets and properties, other than assets and properties in which Hunter Bates has leasehold interests, are free and clear of any liens, security interest, pledge, equity or claim of any kind, voting trust, stockholder agreement and other encumbrance (collectively, “Liens”) other than those set forth in the Hunter Bates Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Hunter Bates to conduct business as currently conducted.

2.13.       Intellectual Property.  Hunter Bates owns, or is validly licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (the “Intellectual Property Rights”) which are material to the conduct of the business of Hunter Bates.  The Hunter Bates Disclosure Letter sets forth a description of all Intellectual Property Rights that are material to the conduct of the business of Hunter Bates.  There are no claims pending or, to the knowledge of Hunter Bates, threatened that Hunter Bates is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the knowledge of Hunter Bates, no person is infringing the rights of Hunter Bates with respect to any Intellectual Property Right.

2.14.       Labor Matters.  There are no collective bargaining or other labor union agreements to which Hunter Bates is a party or by which any of them is bound.  No material labor dispute exists or, to the knowledge of Hunter Bates, is imminent with respect to any of the employees of Hunter Bates.

2.15.       Financial Statements.  Hunter Bates has delivered to Princeton Acquisitions its unaudited financial statements for the fiscal year ended December 31, 2008 and its unaudited financial statements for the fiscal quarter ended June 30, 2009 (collectively, the “Hunter Bates Financial Statements”).  The Hunter Bates Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated.  The Hunter Bates Financial Statements fairly present in all material respects the financial condition and operating results of Hunter Bates, as of the dates, and for the periods, indicated therein.  Hunter Bates does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to June 30, 2009, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Hunter Bates Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a Hunter Bates Material Adverse Effect.

2.16.       Transactions with Affiliates and Employees.  Except as set forth in the Hunter Bates Disclosure Letter and the Hunter Bates Financial Statements, none of the officers or directors of Hunter Bates and, to the knowledge of Hunter Bates, none of the employees of Hunter Bates is presently a party to any transaction with Hunter Bates (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Hunter Bates, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

2.17.       Application of Takeover Protections.  Hunter Bates has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Hunter Bates Constituent Instruments or the laws of its jurisdiction of organization that is or could become applicable to the Shareholders as a result of the Shareholders and Hunter Bates fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders’ ownership of the Shares.

2.18.       No Additional Agreements.  Except as noted in the Hunter Bates Disclosure Letter, Hunter Bates does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

2.19.       Investment Company.  Hunter Bates is not, and is not an affiliate of, and immediately following the Effective Time will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.20.       Disclosure.  Hunter Bates confirms that neither it nor any person acting on its behalf has provided the Shareholders or its respective agents or counsel with any information that Hunter Bates believes constitutes material, non-public information except insofar as the existence and terms of the Transactions may constitute such information and except for information that will be disclosed by Princeton Acquisitions under a current report on Form 8-K filed no later than four (4) business days after the Closing.  Hunter Bates understands and confirms that Princeton Acquisitions will rely on the foregoing representations and covenants in effecting transactions in securities of Hunter Bates.  All the disclosures provided to Princeton Acquisitions regarding Hunter Bates, its business and the Transactions, furnished by or on behalf of Hunter Bates (including Hunter Bates’ representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

2.21.       Information Supplied.  None of the information supplied or to be supplied by Hunter Bates for inclusion or incorporation by reference in the notice that is required to be sent to the stockholders of Princeton Acquisitions pursuant to Rule 14f-1 (the “14f-1 Notice”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will, at the date it is first mailed to the Princeton Acquisitions’ stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

2.22.       Absence of Certain Changes or Events.  Except as disclosed in the Hunter Bates Financial Statements or in the Hunter Bates Disclosure Letter, from December 31, 2008 to the date of this Agreement, Hunter Bates has conducted its business only in the ordinary course, and during such period there has not been:

(a)           any change in the assets, liabilities, or financial condition of Hunter Bates, except changes in the ordinary course of business that have not caused, in the aggregate, a Hunter Bates Material Adverse Effect;

(b)           any damage, destruction or loss, whether or not covered by insurance, that would have a Hunter Bates Material Adverse Effect;

(c)           any waiver or compromise by Hunter Bates of a valuable right or of a material debt owed to it;

(d)           any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Hunter Bates, except in the ordinary course of business and the satisfaction or discharge of which would not have a Hunter Bates Material Adverse Effect;

(e)           any material change to a material Contract by which Hunter Bates or any of its assets is bound or subject;

(f)           any mortgage, pledge, transfer of a security interest in, or lien, created by Hunter Bates, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Hunter Bates’ ownership or use of such property or assets;

(g)           any loans or guarantees made by Hunter Bates to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h)           any alteration of Hunter Bates’ method of accounting or the identity of its auditors;

(i)           any declaration or payment of dividend or distribution of cash or other property to the Shareholders or any purchase, redemption or agreements to purchase or redeem any of the Shareholders Stock;

(j)           any issuance of equity securities to any officer, director or affiliate; or

(k)           any arrangement or commitment by Hunter Bates to do any of the things described in this Section 2.22.

2.23.      Foreign Corrupt Practices.  Neither Hunter Bates, nor, to Hunter Bates’ knowledge, any director, officer, agent, employee or other person acting on behalf of Hunter Bates, has, in the course of its actions for, or on behalf of, Hunter Bates (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE III
Representations and Warranties of Princeton Acquisitions

Princeton Acquisitions represents and warrants as follows to the Shareholders and Hunter Bates.

3.1.        Organization, Standing and Power.  Princeton Acquisitions is duly organized, validly existing and in good standing under the laws of the State of Colorado and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Princeton Acquisitions, a material adverse effect on the ability of Princeton Acquisitions to perform its obligations under this Agreement or on the ability of Princeton Acquisitions to consummate the Transactions (a “Princeton Acquisitions Material Adverse Effect”).  Princeton Acquisitions is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a Princeton Acquisitions Material Adverse Effect.  Princeton Acquisitions has delivered to Hunter Bates true and complete copies of its Articles of Incorporation (“Princeton Acquisitions Charter”) and Bylaws (the “Princeton Acquisitions Bylaws”), each as amended to the date of this Agreement.

3.2.        Subsidiaries; Equity Interests.  Princeton Acquisitions does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

3.3.        Capital Structure.  The authorized capital stock of Princeton Acquisitions consists of 100,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share.  As of the date hereof (a) 1,710,649 shares of Princeton Acquisitions’ common stock are issued and outstanding, (b) no shares of preferred stock are outstanding and (c) no shares of Princeton Acquisitions’ common stock or preferred stock are held by Princeton Acquisitions in its treasury.  Except as set forth above, no shares of capital stock or other voting securities of Princeton Acquisitions were issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of Princeton Acquisitions are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Colorado Business Corporation Act, the Princeton Acquisitions Charter, the Princeton Acquisitions Bylaws or any Contract to which Princeton Acquisitions is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of Princeton Acquisitions having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Princeton Acquisitions’ common stock may vote (“Voting Princeton Acquisitions Debt”).  Except as described above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Princeton Acquisitions is a party or by which it is bound (a) obligating Princeton Acquisitions to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Princeton Acquisitions or any Voting Princeton Acquisitions Debt, (b) obligating Princeton Acquisitions to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Princeton Acquisitions.  As of the date of this Agreement, there are not any outstanding contractual obligations of Princeton Acquisitions to repurchase, redeem or otherwise acquire any shares of capital stock of Princeton Acquisitions.  Princeton Acquisitions is not a party to any agreement granting any securityholder of Princeton Acquisitions the right to cause Princeton Acquisitions to register shares of the capital stock or other securities of Princeton Acquisitions held by such securityholder under the Securities Act.  The stockholder list of Princeton Acquisitions provided to Hunter Bates is a current stockholder list generated by Princeton Acquisitions’ stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Princeton Acquisitions’ common stock.

3.4.        Authority; Execution and Delivery; Enforceability.  The execution and delivery by Princeton Acquisitions of this Agreement and the consummation by Princeton Acquisitions of the Transactions have been duly authorized and approved by the Board of Directors of Princeton Acquisitions and no other corporate proceedings on the part of Princeton Acquisitions are necessary to authorize this Agreement and the Transactions.  This Agreement constitutes a legal, valid and binding obligation of Princeton Acquisitions, enforceable against Princeton Acquisitions in accordance with the terms hereof.

3.5.        No Conflicts; Consents.

(a)           The execution and delivery by Princeton Acquisitions of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Princeton Acquisitions under, any provision of (i) the Princeton Acquisitions Charter or Princeton Acquisitions Bylaws, (ii) any material Contract to which Princeton Acquisitions is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to Princeton Acquisitions or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Princeton Acquisitions Material Adverse Effect.

(b)           Except with respect to the filings set forth in Section 1.2 (if applicable), no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Princeton Acquisitions in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the (i) filing with the SEC of a 14f-1 Notice and (ii) filing with the SEC of reports under Sections 13 and 16 of the Exchange Act, and (iii) filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

3.6.        SEC Documents; Undisclosed Liabilities.

(a)           Princeton Acquisitions has filed all reports, schedules, forms, statements and other documents required to be filed by Princeton Acquisitions with the SEC since November 1, 2007, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “Princeton Acquisitions SEC Documents”).

(b)           As of its respective filing date, each Princeton Acquisitions SEC Document filed since November 1, 2007, and to the best of Princeton Acquisitions’ knowledge, each Princeton Acquisitions SEC Document filed prior to November 1, 2007, has complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Princeton Acquisitions SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Princeton Acquisitions SEC Document has been revised or superseded by a later Princeton Acquisitions SEC Document, none of the Princeton Acquisitions SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of Princeton Acquisitions included in the Princeton Acquisitions SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Princeton Acquisitions and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)           Except as set forth in the Princeton Acquisitions SEC Documents, Princeton Acquisitions has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles (“GAAP”) to be set forth on a balance sheet of Princeton Acquisitions or in the notes thereto.  The Princeton Acquisitions SEC Documents set forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the parent) due after the date hereof.  All liabilities of Princeton Acquisitions shall have been paid off or otherwise satisfied in full as of the Closing.

3.7.        Information Supplied.  None of the information supplied or to be supplied by Princeton Acquisitions for inclusion or incorporation by reference in the 14f-1 Notice will, at the date it is first mailed to Princeton Acquisitions’ stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.8.        Absence of Certain Changes or Events.  Except as disclosed in the Princeton Acquisitions SEC Documents, from the date of the most recent audited financial statements of Princeton Acquisitions included in the Princeton Acquisitions SEC Documents (the “Princeton Acquisitions Financial Statements”) to the date of this Agreement, Princeton Acquisitions has conducted its business only in the ordinary course, and during such period there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of Princeton Acquisitions from that reflected in the Princeton Acquisitions SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Princeton Acquisitions Material Adverse Effect;

(b)           any damage, destruction or loss, whether or not covered by insurance, that would have a Princeton Acquisitions Material Adverse Effect;

(c)           any waiver or compromise by Princeton Acquisitions of a valuable right or of a material debt owed to it;

(d)           any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Princeton Acquisitions, except in the ordinary course of business and the satisfaction or discharge of which would not have a Princeton Acquisitions Material Adverse Effect;

(e)           any material change to a material Contract by which Princeton Acquisitions or any of its assets is bound or subject;

(f)            any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)           any resignation or termination of employment of any officer of Princeton Acquisitions;

(h)           any mortgage, pledge, transfer of a security interest in or lien created by Princeton Acquisitions with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair Princeton Acquisitions’ ownership or use of such property or assets;

(i)            any loans or guarantees made by Princeton Acquisitions to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)            any declaration, setting aside or payment of a dividend or other distribution in respect of any of Princeton Acquisitions’ capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Princeton Acquisitions;

(k)           any alteration of Princeton Acquisitions’ method of accounting or the identity of its auditors;

(l)            any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Princeton Acquisitions stock option plans;

(m)           any amendment to the Princeton Acquisitions Constituent Documents; or

(n)           any arrangement or commitment by Princeton Acquisitions to do any of the things described in this Section 3.8.

3.9.        Taxes.

(a)           Since July 1, 2003, and to the best knowledge of Princeton Acquisitions prior to July 1, 2003, Princeton Acquisitions has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Princeton Acquisitions Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Princeton Acquisitions Material Adverse Effect.

(b)           The most recent financial statements contained in the Princeton Acquisitions SEC Documents reflect an adequate reserve for all Taxes payable by Princeton Acquisitions (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against Princeton Acquisitions, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Princeton Acquisitions Material Adverse Effect.

(c)           There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Princeton Acquisitions.  Princeton Acquisitions is not bound by any agreement with respect to Taxes.

3.10.      Absence of Changes in Benefit Plans.  From the date of the Princeton Acquisitions Financial Statements to the date of this Agreement, there has not been any adoption or amendment in any material respect by Princeton Acquisitions of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Princeton Acquisitions (collectively, “Princeton Acquisitions Benefit Plans”).  As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Princeton Acquisitions and any current or former employee, officer or director of Princeton Acquisitions, nor does Princeton Acquisitions have any general severance plan or policy.

3.11.      ERISA Compliance; Excess Parachute Payments.  Princeton Acquisitions does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Princeton Acquisitions Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Princeton Acquisitions.

3.12.      Litigation.  There is no Action against or affecting Princeton Acquisitions or any subsidiary or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Princeton Acquisitions Material Adverse Effect.  Neither Princeton Acquisitions nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.13.      Real Property.  Neither Princeton Acquisitions nor any of its subsidiaries owns any real property.  Neither Princeton Acquisitions nor any of its subsidiaries has any leaseholds or other interests in any real property.  Princeton Acquisitions and each of its subsidiaries have good and valid title to those leaseholds and other interests free and clear of all liens and encumbrances, and the real property that those leasehold and other interests pertain constitutes the only real property used in Princeton Acquisitions’ business.

3.14.      Environmental Matters.  None of the operations of Princeton Acquisitions or any of its subsidiaries involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

3.15.      Compliance with Applicable Laws.  Princeton Acquisitions is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Princeton Acquisitions Material Adverse Effect.  Princeton Acquisitions has not received any written communication during the past two years from a Governmental Entity that alleges that Princeton Acquisitions is not in compliance in any material respect with any applicable Law.  Princeton Acquisitions is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Princeton Acquisitions Material Adverse Effect.  This Section 3.15 does not relate to matters with respect to Taxes, which are the subject of Section 3.9.

3.16.      Business Activities.  Princeton Acquisitions has not conducted any business activities, either directly or indirectly, within any country that is on the U.S. Department of State’s list of state sponsors of terrorism.

3.17.      Contracts.  Except as set disclosed in the Princeton Acquisitions SEC Documents, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Princeton Acquisitions taken as a whole.  Princeton Acquisitions is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Princeton Acquisitions Material Adverse Effect.

3.18.     Title to Properties.  Princeton Acquisitions has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which Princeton Acquisitions has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Princeton Acquisitions to conduct business as currently conducted.  Princeton Acquisitions has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  Princeton Acquisitions enjoys peaceful and undisturbed possession under all such material leases.

3.19.      Intellectual Property.  Princeton Acquisitions owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of Princeton Acquisitions taken as a whole.  No claims are pending or, to the knowledge of Princeton Acquisitions, threatened that Princeton Acquisitions is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the knowledge of Princeton Acquisitions, no person is infringing the rights of Princeton Acquisitions with respect to any Intellectual Property Right.

3.20.      Labor Matters.  There is no collective bargaining or other labor union agreements to which Princeton Acquisitions is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of Princeton Acquisitions, is imminent with respect to any of the employees of Princeton Acquisitions.

3.21.      Market Makers.  Princeton Acquisitions has at least two (2) market makers for the Princeton Acquisitions Common Stock and such market makers have obtained all permits and made all filings necessary in order for such market makers to continue as market makers of Princeton Acquisitions.

3.22.      Transactions With Affiliates and Employees.  Except as set forth in the Princeton Acquisitions SEC Documents, none of the officers or directors of Princeton Acquisitions and, to the knowledge of Princeton Acquisitions, none of the employees of Princeton Acquisitions is presently a party to any transaction with Princeton Acquisitions or any subsidiary (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Princeton Acquisitions, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.23.      Internal Accounting Controls.  Princeton Acquisitions maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Princeton Acquisitions has established disclosure controls and procedures for Princeton Acquisitions and designed such disclosure controls and procedures to ensure that material information relating to Princeton Acquisitions is made known to the officers by others within those entities.  Princeton Acquisitions’ officers have evaluated the effectiveness of Princeton Acquisitions’ controls and procedures.  Since March 31, 2009, there have been no significant changes in Princeton Acquisitions’ internal controls or, to Princeton Acquisitions’ knowledge, in other factors that could significantly affect Princeton Acquisitions’ internal controls.

3.24.      Application of Takeover Protections.  Princeton Acquisitions has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Princeton Acquisitions’ charter documents or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and Princeton Acquisitions fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders’ ownership of the Shares.

3.25.      No Additional Agreements.  Princeton Acquisitions does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

3.26.      Investment Company.  Princeton Acquisitions is not, and is not an affiliate of, and immediately following the Effective Time will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.27.      Disclosure.  Princeton Acquisitions confirms that neither it nor any person acting on its behalf has provided the Shareholders or its agent or counsel with any information that Princeton Acquisitions believes constitutes material, non-public information except insofar as the existence and terms of the Transactions may constitute such information and except for information that will be disclosed by Princeton Acquisitions under a current report on Form 8-K filed within four business days after the Closing.  Princeton Acquisitions understands and confirms that the Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of Princeton Acquisitions.  All disclosure provided to the Shareholders regarding Princeton Acquisitions, its business and the Transactions, furnished by or on behalf of Princeton Acquisitions (including Princeton Acquisitions’ representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.28.      Certain Registration Matters.  Princeton Acquisitions has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Princeton Acquisitions registered with the SEC or any other governmental authority that have not been satisfied.

3.29.       Listing and Maintenance Requirements.  Princeton Acquisitions is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Princeton Acquisitions Stock on the trading market on which the Princeton Acquisitions Stock is currently listed or quoted.  The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the Princeton Acquisitions Stock is currently listed or quoted, and no approval of the stockholders of Princeton Acquisitions is required for Princeton Acquisitions to issue and deliver to the Shareholders the Shares contemplated by this Agreement.

3.30.      No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Princeton Acquisitions, its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Princeton Acquisitions under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Princeton Acquisitions of its common stock and which has not been publicly announced.

3.31.      Foreign Corrupt Practices.  Neither Princeton Acquisitions, nor to Princeton Acquisitions’ knowledge, any director, officer, agent, employee or other person acting on behalf of Princeton Acquisitions has, in the course of its actions for, or on behalf of, Princeton Acquisitions (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE IV
Deliveries

4.1.        Deliveries of the Shareholders.

(a)           Concurrently herewith the Shareholders are delivering to Princeton Acquisitions this Agreement executed by the Shareholders.

(b)           At or prior to the Closing, Hunter Bates and the Shareholders shall deliver to Princeton Acquisitions certificate(s) representing the Shareholders Stock, together with duly executed instruments of transfer for transfer by the Shareholders of the Shareholders Stock to Princeton Acquisitions, in a form and substance satisfactory to Princeton Acquisitions.

4.2.        Deliveries of Princeton Acquisitions.

(a)           Concurrently herewith, Princeton Acquisitions is delivering to the Shareholders and to Hunter Bates, a copy of this Agreement executed by Princeton Acquisitions.

(b)           At or prior to the Closing, Princeton Acquisitions shall deliver to Hunter Bates:

(i)            a certificate from Princeton Acquisitions, signed by its Secretary or Assistant Secretary, certifying that the attached copies of the Princeton Acquisitions Charter, Princeton Acquisitions Bylaws and resolutions of the Board of Directors of Princeton Acquisitions approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect;

(ii)           a certificate of status of Princeton Acquisitions dated within five (5) business days of Closing issued by the Secretary of State of Colorado;

(iii)           a letter of resignation from each director and officer of Princeton Acquisitions resigning from their positions effective as of the Effective Time; provided that the resignation of Timothy Brasel as director shall not become effective until the tenth (10th) day following the mailing by Princeton Acquisitions to its stockholders of the 14f-1 Notice;

(iv)           evidence of (A) the election of Stephen D. King as a director of Princeton Acquisitions effective as of the Effective Time, (B) the election of Clyde Smith and Donald Stoica as directors of Princeton Acquisitions effective on the later of (1) the Closing and (2) the tenth (10th) day following the mailing by Princeton Acquisitions to its stockholders of the 14f-1 Notice; and (C) the appointment of Stephen D. King as the Chief Executive Officer and Mark D. Dacko as the Chief Financial Officer of Princeton Acquisitions, and such other executive officers of Princeton Acquisitions as designated by Hunter Bates, effective as of the Effective Time;

(v)           such pay-off letters and releases relating to liabilities of Princeton Acquisitions as Hunter Bates shall request, in form and substance satisfactory to Hunter Bates;

(vi)           the results of UCC, judgment lien and tax lien searches with respect to Princeton Acquisitions, the results of which indicate no Liens on the assets of Princeton Acquisitions; and

(vii)          a duly executed release by the current directors and officers of Princeton Acquisitions and their affiliates in favor of Princeton Acquisitions, Hunter Bates and the Shareholders, in form and substance satisfactory to Hunter Bates.

(c)           At or prior to the Closing, Princeton Acquisitions shall deliver to Hunter Bates and the Shareholders, an opinion from its counsel in form and substance reasonably satisfactory to the Shareholders.

(d)           At or within five business days following the Closing, Princeton Acquisitions shall deliver

(i)            to the Shareholders a certificate representing the Shares issued to the Shareholders as set forth on Annex A.

(ii)           to Hunter Bates, consent letters of the accounting firms of Princeton Acquisitions confirming each such firm’s respective consent to the use by Princeton Acquisitions of reports prepared by such firm regarding the financial statements of Princeton Acquisitions in all future registration statements filed with the SEC.

4.3.        Deliveries of Hunter Bates.

(a)           Concurrently herewith, Hunter Bates is delivering to Princeton Acquisitions this Agreement executed by Hunter Bates.

(b)           At or prior to the Closing, Hunter Bates shall deliver to Princeton Acquisitions a certificate from Hunter Bates, signed by its authorized officer certifying that the attached copies of the Hunter Bates Constituent Instruments and resolutions of the Board of Directors of Hunter Bates approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

ARTICLE V
Conditions to Closing

5.1.        Shareholders and Hunter Bates Conditions Precedent.  The obligations of the Shareholders and Hunter Bates to enter into and complete the Closing are subject, at the option of the Shareholders and Hunter Bates, to the fulfillment on or prior to the Closing Date of the following conditions:

(a)           Representations and Covenants.  The representations and warranties of Princeton Acquisitions contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  Princeton Acquisitions shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Princeton Acquisitions on or prior to the Closing Date.  Princeton Acquisitions shall have delivered to the Shareholders and Hunter Bates a certificate, dated the Closing Date, to the foregoing effect.

(b)           Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Hunter Bates or the Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Princeton Acquisitions or Hunter Bates.

(c)           No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since June 30, 2007 which has had or is reasonably likely to cause a Princeton Acquisitions Material Adverse Effect.

(d)           SEC Reports.  Princeton Acquisitions shall have filed all reports and other documents required to be filed by Princeton Acquisitions under the U.S. federal securities laws through the Closing Date.

(e)           OTCBB Quotation.  Princeton Acquisitions shall have maintained its status as a company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as of the Closing Date as to why such status shall not continue immediately following the Effective Time.

(f)            Deliveries.  The deliveries specified in Section 4.2 shall have been made by Princeton Acquisitions.

(g)           No Suspensions of Trading in Princeton Acquisitions Stock; Listing.  Trading in the Princeton Acquisitions Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding Princeton Acquisitions) at any time since the date of execution of this Agreement, and the Princeton Acquisitions Stock shall have been at all times since such date listed for trading on a trading market.

(h)           Satisfactory Completion of Due Diligence.  Hunter Bates and the Shareholders shall have completed their legal, accounting and business due diligence of Princeton Acquisitions and the results thereof shall be satisfactory to Hunter Bates and the Shareholders in their sole and absolute discretion.

(i)            Delivery of Audit Report and Financial Statements.  Hunter Bates shall have completed the Hunter Bates Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board relating to the fiscal years ended December 31, 2008 and unaudited financial statements for the quarter ended June 30, 2009. The form and substance of the Financial Statements shall be satisfactory to Princeton Acquisitions in its sole and absolute discretion.

(j)            Delivery of Legal Opinion by Counsel to Princeton Acquisitions.  Hunter Bates and the Shareholders shall have received an opinion from counsel to Princeton Acquisitions in the form and substance reasonably satisfactory to the Shareholders.

(k)            Delivery of Legal Opinion by Counsel to Hunter Bates.  Princeton Acquisitions shall have received an opinion of counsel to Hunter Bates in form and substance satisfactory to the Princeton Acquisitions.

(l)            Stock Purchase Agreement.  Certain of the stockholders of Princeton Acquisitions (the “Sellers”) holding an aggregate of 1,542,695 shares of Princeton Acquisitions Stock (the “Sellers’ Shares”) representing approximately 90% of the issued and outstanding shares of Princeton Acquisitions Stock (before giving effect to the transactions contemplated by this Agreement and the Financing) shall have entered into a stock purchase agreement (the “Purchase Agreement”) to sell 1,383,543 of the Sellers’ Shares for $250,000 (the “Stock Purchase Price”) to certain of the shareholders of Hunter Bates (the “Purchasers”).

(m)           Shareholder Approval.  Hunter Bates shall have received any shareholder approval by the shareholders of Hunter Bates whose consent or approval is required pursuant to the terms of the Hunter Bates Constituent Documents and applicable law.

(n)           Consents and Approvals.  Hunter Bates shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement (the “Hunter Bates Consents”), in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Hunter Bates’ assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Hunter Bates or any license, franchise or permit of or affecting Hunter Bates.

(o)           Completion of Initial Financing.  The Initial Financing in an amount of at least $250,000 shall have been completed or shall be completed simultaneously with the Closing.

5.2.        Princeton Acquisitions Conditions Precedent.  The obligations of Princeton Acquisitions to enter into and complete the Closing is subject, at the option of Princeton Acquisitions, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Princeton Acquisitions in writing:

(a)           Representations and Covenants.  The representations and warranties of Hunter Bates contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  Hunter Bates shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Hunter Bates on or prior to the Closing Date.  Hunter Bates shall have delivered to Princeton Acquisitions a certificate, dated the Closing Date, to the foregoing effect.

(b)           Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Princeton Acquisitions, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Hunter Bates

(c)           No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2008 which has had or is reasonably likely to cause an Hunter Bates Material Adverse Effect.

(d)           Audited Financial Statements and Form 10 Disclosure.  Hunter Bates shall have provided Princeton Acquisitions and the Shareholders with reasonable assurances that Princeton Acquisitions will be able to comply with its obligation to file a current report on Form 8-K no later than four (4) business days following the Closing containing the requisite audited consolidated financial statements of Hunter Bates and the requisite Form 10-type disclosure regarding Hunter Bates.

(e)           Deliveries.  The deliveries specified in Section 4.1 and Section 4.3 shall have been made by the Shareholders and Hunter Bates, respectively.

(f)           Satisfactory Completion of Due Diligence.  Princeton Acquisitions shall have completed its legal, accounting and business due diligence of Hunter Bates and the results thereof shall be satisfactory to Princeton Acquisitions in its sole and absolute discretion.

(g)           Delivery of Audit Report and Financial Statements.  Hunter Bates shall have completed the Hunter Bates Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board relating to the fiscal years ended December 31, 2008 and 2007 and unaudited financial statements for the quarter ended June 30, 2009.  The form and substance of the Financial Statements shall be satisfactory to Princeton Acquisitions in its sole and absolute discretion.

(h)           Stock Purchase Agreement.  The Sellers and Purchasers shall have entered into the Purchase Agreement.

(i)           Delivery of Legal Opinion of Counsel to Hunter Bates.  Princeton Acquisitions shall have received an opinion of counsel to Hunter Bates in form and substance satisfactory to Princeton Acquisitions.

ARTICLE VI
Covenants and Other Agreements

6.1.        Preparation of the 14f-1 Notice; Blue Sky Laws.

(a)           As soon as possible, and in any event, within two business days following Closing, the Hunter Bates and Princeton Acquisitions shall prepare and file with the SEC the 14f-1 Notice in connection with the consummation of this Agreement.  Princeton Acquisitions shall cause the 14f-1 Notice to be mailed to the Princeton Acquisitions’ Shareholders as promptly as practicable thereafter.

(b)           Princeton Acquisitions shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Shares in connection with this Agreement.

6.2.        Public Announcements.  Princeton Acquisitions and Hunter Bates will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

6.3.        Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

6.4.        Continued Efforts.  Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

6.5.        Exclusivity.  Neither Princeton Acquisitions nor its shareholders shall, directly or indirectly (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of Princeton Acquisitions, or any assets of Princeton Acquisitions (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.  Princeton Acquisitions shall notify Hunter Bates immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.6.        Filing of 8-K and Press Release.  Princeton Acquisitions shall file, no later than four (4) business days after the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of Hunter Bates and the requisite Form 10 disclosure regarding Hunter Bates.  In addition, Princeton Acquisitions shall issue a press release prior to 9:30 a.m. (New York Time) on the business day following the Closing Date, announcing the Closing.

6.7.        Preservation of Business.  From the date of this Agreement until the Effective Date, each of Hunter Bates and Princeton Acquisitions shall operate only in the ordinary and usual course of business consistent with its past practices (provided, however, that Princeton Acquisitions shall not issue any securities without the prior written consent of Hunter Bates), and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

6.8.        Due Diligence; Access to Information; Confidentiality.

(a)           Between the date hereof and the Effective Date, Hunter Bates and Princeton Acquisitions shall afford to the other party and their authorized representatives the opportunity to conduct and complete a due-diligence investigation of the other party as described herein.  Each party shall permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including without limitation all books of account (including without limitation the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), attorney’s audit response letters, documents relating to assets and title thereto (including without limitation abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities-transfer records and stockholder lists, and any books, papers and records relating to other assets or business activities in which such party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party; provided, however, that the foregoing rights granted to each party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective party set forth herein. In addition, each party and its officers and directors shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; provided further, that such party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.

(b)           Prior to Effective Time and if, for any reason, the transactions contemplated by this Agreement are not consummated, neither Princeton Acquisitions nor Hunter Bates nor any of their officers, employees, attorneys, accountants and other representatives shall disclose to third parties or otherwise use any confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

(i)           is known to the party receiving the information at the time of disclosure, unless any individual who knows the information is under an obligation to keep that information confidential;

(ii)          becomes publicly known or available without the disclosure thereof by the party receiving the information in violation of this Agreement; or

(iii)         is received by the party receiving the information from a third party not under an obligation to keep that information confidential.

This provision shall not prohibit the disclosure of information required to be made under federal or state securities laws, rules and regulations or by order of any federal, state or local regulatory agency or as otherwise required to be disclosed under applicable law.  If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure that is satisfactory to both parties.

6.9.         Covenant of Further Assurance.  The Parties covenant and agree that they shall, from time to time, execute and deliver or cause to be executed and delivered all such further instruments of conveyance, transfer, assignments, receipts and other instruments, and shall take or cause to be taken such further or other actions as the other party or parties to this Agreement may reasonably deem necessary in order to carry out the purposes and intent of this Agreement.

6.10.       Financing.  Princeton Acquisitions acknowledges and agrees that: (i) Hunter Bates is contemplating the completion of the Initial Financing; (ii) Hunter Bates may complete an additional equity financing transaction after the Effective Time on terms that are not yet determined and that will be satisfactory to Hunter Bates, in its sole discretion (collectively with the Initial Financing, the “Financings”), which Financings may be consummated prior to, concurrently with or following the Closing; and (iii) that, after reflecting the Financings, the Shareholders (including investors in the Financings) may hold approximately 99% of the capital stock of Princeton Acquisitions, on a fully diluted basis, as of and immediately after the Effective Time, and consequently, the existing shareholders of Princeton Acquisitions (as of prior to the Effective Time) may collectively hold approximately 1% of the outstanding capital stock, on a fully diluted basis, of Princeton Acquisitions as of and immediately after the Effective Time and/or the Financings.  The amounts set forth herein are estimates, and nothing herein shall be interpreted to prevent Hunter Bates from completing additional financings after the Effective Time.

6.11.       Deposit.  On or around July 20, 2009, Hunter Bates made a cash deposit of $25,000 (the “Initial Deposit”) into a trust account for the benefit of Princeton Acquisitions held by the Law Office of Gary Agron (the “Deposit Account”), the receipt of which is hereby acknowledged by Princeton Acquisitions.  On the date of execution of this Agreement, Hunter Bates has made an additional cash deposit of $15,000 (collectively with the Initial Deposit, the “Deposit”) into the Deposit Account.  Upon closing of the Purchase Agreement, the Deposit shall be fully credited against the Stock Purchase Price for the Sellers’ Shares to be purchased as a condition to Closing (as such terms are referenced in Section 5.1(l)).  In the event Princeton Acquisitions complies with the terms of this Agreement and the shareholders of Princeton comply with the terms of the Purchase Agreement and this Agreement does not close on or before September 25, 2009 for any reason other than a breach of such agreements or mutual termination by the Parties, the Deposit shall be non-refundable and shall be released from the Deposit Account to Princeton Acquisitions.

ARTICLE VII
Termination

7.1.         Termination.  This Agreement may be terminated prior to the Closing:

(a)           by mutual consent of Hunter Bates and Princeton Acquisitions, if the board of directors of each so determines by vote of a majority of the members of its entire board;

(b)           by Princeton Acquisitions, if Hunter Bates shall have breached any of its representations or failed to perform any of its covenants herein, which breach or failure to perform (i) causes the condition set forth in Section 5.1(a) not to be satisfied, and (ii) is incapable of being cured or has not been cured within 10 business days after the giving of written notice of such breach or failure to perform; provided, however, that Princeton Acquisitions may only terminate this Agreement pursuant to this Section 7.1(b) if the subject breach or failure to perform would be reasonably likely to have a Hunter Bates Material Adverse Effect and on the surviving company taken as a whole;

(c)           by Hunter Bates, if Princeton Acquisitions shall have breached any of its representations or failed to perform any of its covenants herein, which breach or failure to perform (i) causes the condition set forth in Section 5.2(a) not to be satisfied, and (ii) is incapable of being cured or has not been cured within 10 business days after the giving of written notice of such breach or failure to perform; provided, however, that Hunter Bates may only terminate this Agreement pursuant this Section 7.1(c) if the subject breach or failure to perform would be reasonably likely to have a Princeton Acquisitions Material Adverse Effect and on the surviving company taken as a whole;

(d)           by Hunter Bates if it is not satisfied, in its sole discretion, with the due diligence completed on Princeton Acquisitions; or

(e)           by either Hunter Bates or Princeton Acquisitions if the Closing has not occurred on or before September 25, 2009, or such later date as Hunter Bates and Princeton Acquisitions may mutually agree (unless the failure to consummate the Share Exchange by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party’s obligations under this Agreement).

Any party desiring to terminate this Agreement shall give prior written notice of such termination and the reasons therefor to the other parties.

ARTICLE VIII
Exchange of Shares

8.1.         Exchange of Shares.  At the Closing, Princeton Acquisitions shall issue a letter to the transfer agent of Princeton Acquisitions with a copy of the resolution of the Board of Directors of Princeton Acquisitions authorizing and directing the issuance of the Shares as set forth on Annex A.

8.2.         Non-Registration; Legend  The Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and will be issued by reason of a specific exemption from the registration provisions of the Securities Act.  The Shares shall be “restricted securities” under the Securities Act and may not be transferable without registration under the Securities Act or the existence of an exemption therefrom.  The Shares will bear the following legend or one that is substantially similar to the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

Additionally, the Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

ARTICLE IX
Miscellaneous

9.1.         Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Princeton Acquisitions, to:

Attn:       Timothy Brasel
Princeton Acquisitions, Inc.
2560 West Main Street, Ste 200
Littleton, Colorado 80120
Tel:        (303) 794-9450
Fax:        (303) 794-9457

with a copy to:

Law Office of Gary Agron
5445 DTC Parkway, Suite 520
Greenwood Village, Colorado 80111
Fax:        (303) 770-7257

If to Hunter Bates, to:

Hunter Bates Mining Corporation
80 South Eighth Street, Suite 900
Minneapolis, MN 55402
Attention:  Stephen D. King
Fax:        (612) 395-5276

with a copy to:

Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-4140
Attention:  Ranga Nutakki
Fax:        (612) 642-8311

If to the Shareholders at the addresses set forth in Annex A hereto.

9.2.        Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by Hunter Bates, Princeton Acquisitions and the Shareholders.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.  No consideration shall be offered or paid to the Shareholders to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all shareholders who then hold any of the Shares.

9.3.         Replacement of Securities.  If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Princeton Acquisitions shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Princeton Acquisitions of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.  If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Princeton Acquisitions may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

9.4.         Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholders, Princeton Acquisitions and Hunter Bates will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

9.5.         Limitation of Liability.  Notwithstanding anything herein to the contrary, each of Princeton Acquisitions and Hunter Bates acknowledges and agrees that the liability of the Shareholders arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of the Shareholders, and that no trustee, officer, other investment vehicle or any other affiliate of the Shareholders or any investor, shareholder or holder of shares of beneficial interest of the Shareholders shall be personally liable for any liabilities of the Shareholders.

9.6.         Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.7.         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

9.8.        Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

9.9.         Entire Agreement; Third Party Beneficiaries.  This Agreement, taken together with the Hunter Bates Disclosure Letter and the schedules and exhibits hereto, including without limitation the Stock Purchase Agreement, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

9.10.       Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Colorado are mandatorily applicable to the Transactions.

9.11.       Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PRINCETON ACQUISITIONS, INC.

By:	/s/ Timothy Brasel
Name:	Timothy Jay Brasel
Title:	President

HUNTER BATES MINING CORPORATION

By:	/s/ Stephen D. King
Name:	Stephen D. King
Title:	C.E.O.

SHAREHOLDER:

WITS BASIN PRECIOUS MINERALS INC.

By:	/s/ Stephen D. King
Name:	Stephen D. King
Title:	C.E.O.